Exhibit (d)(3)

Execution Version

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into as of the 30th of July 2010 and shall be deemed to be effective as of July 23, 2010 between Endo Pharmaceuticals Inc., whose main offices are located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317, for itself and its subsidiaries, each of which shall be bound by this Agreement as if each had separately executed this Agreement (collectively “Endo”), and Penwest Pharmaceuticals Co. located at 2981 Route 22, Patterson, NY 12563 ( “Penwest”).

WHEREAS, the parties hereto wish to explore a mutually beneficial relationship which may result in a merger, acquisition or other consolidation of the businesses of the parties (the “Purpose”), and in so doing, may disclose to each other certain non-public confidential and proprietary information pertaining to such possible business relationship, as set forth below.

WHEREAS, the parties hereto are parties to that Amended and Restated Strategic Alliance Agreement, dated as of April 2, 2002, as amended (the “Alliance Agreement”), pursuant to which each party is bound by confidentiality obligations as set forth in Section 10.1 and 10.2 thereof.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	For purposes of this Agreement, “Confidential Information” shall mean all non-public and proprietary information that one party has learned of or become aware of or has been or will be disclosed by one party, or one of its Affiliates or Representatives, to the other party, or one of its Affiliates or Representatives, in connection with the Purpose, whether set forth orally or in writing which may relate to among other things, their respective business interests, technical information, clinical data, product specifications, product development plans and ideas, marketing plans and ideas, manufacturing information or business operations. “Confidential Information” shall also include the substance of the recent discussions between the parties with respect to the Purpose as well as that such discussions have taken and are taking place and that this Agreement exists and that Confidential Information has been requested or made available. “Affiliate” shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with a party hereto; for purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

2.	The parties hereby agree that the following shall not be considered Confidential Information subject to this Agreement:

(a)	information that, prior to the time of disclosure, is in the public domain , other than through a breach of the Alliance Agreement;

(b)	information that becomes part of the public domain or publicly known by publication or otherwise, provided that such publication or other means of disclosure is not in violation of this Agreement or the Alliance Agreement;

(c)	information that the receiving party can establish in writing was already known to it or was in its possession prior to the time of disclosure hereunder and was not acquired, directly or indirectly, from the disclosing party pursuant to the Alliance Agreement;

Confidentiality Agreement

(d)	information that the receiving party lawfully received from a third party, provided however, that such third party was not obligated to hold such information in confidence;

(e)	information that was independently developed by the receiving party without reference to any Confidential Information of the disclosing party, or to any information of the disclosing party which the receiving party was obligated to keep confidential pursuant to the Alliance Agreement, as established by appropriate documentation; and

(f)	information that the receiving party is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case the receiving party shall give as much advance notice as feasible to the disclosing party so that the disclosing party may seek a protective order or other remedy from said court or tribunal. In any event, the receiving party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

3.	The receiving party shall not use Confidential Information of the disclosing party for any purpose other than for the Purpose. The parties hereby agree to hold in strictest confidence any and all Confidential Information disclosed by one party to the other under the terms of this Agreement and shall use such information solely for the Purpose and, if a business relationship is consummated, carrying out such business relationship.

The receiving party will not disclose any Confidential Information to any person other than to its Affiliates, employees, agents, representatives (including attorneys, accountants, consultants and advisors), directors, officers, employees and employees of Affiliates (collectively, “Representatives”) that have a need to know such information to effectuate the Purpose and that such Representatives shall be informed of this Agreement and shall be directed to maintain the confidentiality of such Confidential Information.

4.	Upon written request of the disclosing party, the receiving party shall return promptly to the disclosing party (or, at the receiving party’s option, destroy) all Confidential Information furnished to it, including any copies thereof and notes, extracts, or derivative materials based thereon (provided that if the receiving party so opts to destroy, the receiving party shall confirm and certify such destruction in writing to the disclosing party); provided, however, that, to the extent that any such Confidential Information is also information which is subject to the confidentiality obligations set forth in the Alliance Agreement, the receiving party may retain such Confidential Information for purposes of the Alliance Agreement in accordance with the provisions of the Alliance Agreement and the receiving party shall remain bound by the confidentiality provisions in the Alliance Agreement; and until the expiration of the confidentiality obligations set forth in this Agreement, shall keep confidential and not use other than for the Purpose any analyses, compilations, studies or other documents which reflect any of the Confidential Information. Notwithstanding the foregoing provision, the legal counsel of both parties may retain one copy of Confidential Information in its confidential files solely for archival purposes.

5.

Title to, and all rights emanating from the ownership of, all Confidential Information disclosed under this Agreement shall remain vested in the disclosing party, provided, however that the ownership of information disclosed pursuant to this Agreement that is also disclosed pursuant to the Alliance Agreement shall be as set forth in the Alliance Agreement. Nothing herein shall be construed as granting any license or option in favor of the receiving party in such Confidential Information under any patent, copyright and/or any other rights now or hereafter

Confidentiality Agreement

held by the disclosing party in or as a result of such Confidential Information, except as otherwise set forth in the Alliance Agreement or as otherwise specifically agreed upon by the parties.

6.	Confidential Information shall remain subject to this Agreement for a period of five (5) years beyond the date of disclosure or generation of such Confidential Information.

7.	The execution and performance of this Agreement does not obligate the parties to enter into any other agreement or to perform any obligations other than as specified herein.

8.	The receiving party agrees that the disclosure of Confidential Information to any third party without the express written consent of the disclosing party may cause irreparable harm to the disclosing party, and that any breach or threatened breach of this Agreement by the receiving party will entitle the disclosing party to seek injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

9.	No failure or delay by the disclosing party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

10.	The parties hereby agree that this Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings between the parties with respect to the handling of Confidential Information, whether written, oral, visual, audio or in any other medium whatsoever; provided, however, that (a) the Alliance Agreement remains in effect, (b) the provisions of this Agreement shall not release a party from its obligations of confidentiality with respect to information protected pursuant to the Alliance Agreement, (c) the provisions of the Alliance Agreement shall not release a party from its obligations of confidentiality with respect to Confidential Information as set forth in this Agreement, and (d) to the extent that any Confidential Information under this Agreement is also subject to the confidentiality obligations under the Alliance Agreement, such information shall be protected under the relevant agreement for the longer of the period of time set forth in Section 6 of this Agreement or the relevant period of time pursuant to the Alliance Agreement.

11.	This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws rules. This agreement may not be amended or in any manner modified except by a written instrument signed by authorized representatives of both Parties. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

12.	This Agreement shall be binding on each party’s successors and assigns. This Agreement may not be assigned without the written consent of both parties.

13.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

Confidentiality Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENDO PHARMACEUTICALS INC.		PENWEST PHARMACEUTICALS CO.

By:	/s/ Caroline B. Manogue	By:	/s/ Jennifer L. Good
Name:	Caroline B. Manogue	Name:	Jennifer L. Good
Title:	Executive Vice President Chief Legal Officer and Secretary	Title:	President and Chief Executive Officer